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                                                                   EXHIBIT 10.14


                      OEM DEVELOPMENT AND LICENSE AGREEMENT

WHEREAS, Media 100 develops and markets certain software and other computer-related products and services and desires to include Supplier's software product as a component of Media 100's product or services.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to the following terms and conditions, which set forth the rights, duties, and obligations of the parties.

1. DEFINITIONS. The following terms, when used with initial capital letters in this Agreement, shall have the following definitions, unless the context in which the term is used expressly provides otherwise.

"ACCEPTANCE CRITERIA" means a set of criteria (set forth in the Specifications) that will be used to judge whether a Deliverable meets the Specifications.

"AFFILIATE" means with respect to any entity, any other entity controlling, controlled by or under common control of such entity.

"APPLICATIONS PROGRAMMING INTERFACE" means the specifications of a Supplier Product which define the external programming interface between that Supplier Product and other Object Code. The Applications Programming Interface includes the elements of such programming interface that are directly exposed and recommended as mandatory to implement extension to that Supplier Product.

"APPLICATIONS PROGRAMMING INTERFACE ITEMS" means the following set of items implementing the Applications Programming Interface: (a) System Documentation describing the Applications Programming Interface; (b) fully functional and tested Supplier Product (Object Code and System Documentation) designed for use on, and implementing the Applications Programming Interface; and (c) a fully functional and tested validation test suite and System Documentation describing the associated test procedures.

"CONFIDENTIAL INFORMATION" means any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary", "Source Code", or in some other manner to indicate its confidential nature. Confidential Information may also include oral or visual information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) calendar days) after its oral or visual disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.

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"BUNDLED PRODUCT" means the combination of a Restricted Streaming Product and a Supplier Product being distributed to third parties in accordance with this Agreement.

"CONTRACTOR" of a company means a person or group of persons (whether incorporated or not) providing services to that company as independent contractors.

"DELIVERABLES" means the Supplier Product or any portion thereof to be delivered by the Supplier identified in Exhibits A and B.

"DERIVATIVE WORKS" means a revision, modification, translation, abridgment, condensation or expansion of the Supplier Product or Documentation or any form in which the Supplier Product or Documentation may be recast, transferred, or adapted, which, if prepared without the consent of Supplier, would be a copyright infringement.

"DISTRIBUTOR" means any third party which acquires possession of the Supplier Product from Media 100 and is not a Reseller or End User and distributes it to a Reseller.

"DOCUMENTATION" means End User Documentation and System Documentation. "END USER DOCUMENTATION" means those software user manuals, reference manuals and installation guides, or portions thereof, which are distributed in conjunction with the Supplier Product including but not limited to those set forth in Exhibit C. "End User Documentation" excludes System Documentation. "SYSTEM DOCUMENTATION" means all user manuals and other written materials, including style guides, that relate to particular Source Code or Object Code, including without limitation materials useful for understanding, designing, developing, building, implementing, maintaining and operating Source Code or Object Code (for example, logic manuals, flow charts and principles of operation) and machine-readable text or graphic files subject to display or printout.

"END USER" means an entity that acquires the Supplier Product for Internal Use and is not an affiliate of Media 100's enterprise. "End User" does not include an entity that distributes, resells, sells, licenses, rents or leases the Supplier Product to other parties in the regular course of business.

"ERROR" means any mistake, problem or defect that causes either an incorrect functioning of code or an incorrect or incomplete statement or graphic in Documentation, if such mistake, problem or defect (a) renders the code inoperable, (b) causes the code to fail to meet the Specifications or Acceptance Criteria, (c) causes the Documentation to be inaccurate or inadequate in any material respect, (d) causes incorrect results, or (e) causes incorrect functions to occur.

"EVENT OF BANKRUPTCY" with respect to a company means (a) the commencement by the company of a voluntary case under the United States Bankruptcy Code or under any similar law, (b) the commencement against the company of an involuntary case under the United States Bankruptcy Code or under any similar law if the case is not vacated within ninety calendar days, (c) the entry of a final order by a court of competent jurisdiction finding the company to be bankrupt or insolvent, ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its general creditors or assuming custody of or appointing a receiver or other custodian for all or a substantial

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part of its property and such order shall not be vacated or stayed upon appeal or otherwise stayed within ninety calendar days or (d) the company making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

"INTERNAL USE" means use for purposes that do not directly produce revenue for the user.

"MAJOR AND MINOR UPDATES" means updates, if any, to the Supplier Product. Major Updates involve additions of substantial functionality while Minor Updates do not. Major Updates are customarily designated by a change in the number to the left of the decimal point of the number appearing after the product name while Minor Updates are customarily designated by a change in such number to the right of the decimal point. Major Updates exclude software releases which are reasonably designated by Supplier as new products. Where used herein "Updates" shall mean Major Updates or Minor Updates interchangeably.

"MARKS" means Supplier's trademarks, service marks, logos, designations and insignias.

"MILESTONE SCHEDULE" means the schedule for delivery of Deliverables and payment therefor attached to this Agreement as Exhibit B.

"MILESTONE" means the milestones set forth in the Milestone Schedule.

"MEDIA 100 RELATED PERSONS" means Media 100 and Media 100's subsidiaries, and their respective directors, officers, employees, agents and Contractors.

"MEDIA 100" means Media 100 Inc.

"MONTH(S)" and "MONTHLY" refers to a calendar month.

"OBJECT CODE" means any computer programming code that loads and executes without further processing by a software compiler or linker or that results when Source Code is processed by a software compiler.

"RESELLER" means any third party which is not a Distributor but acquires the Supplier Product from Media 100 or an authorized Distributor and resells, licenses, rents, or leases to End Users.

"RESTRICTED STREAMING PRODUCTS" means the Media Cleaner Product of Terran Interactive, Inc. (a subsidiary of Media 100), and any product which is reasonably a derivative or extension of such product; provided each such product shall be considered a "Restricted Streaming Product" only if it can ONLY produce streaming media output; for the purposes of this provision, products designed to or capable of output to physical media (such as video tape or DVD disk) or in "mini-DV" format shall not be considered to produce only streaming media output and thus not be "Restricted Streaming Products"; however, the ability to store a streaming media output on physical media shall not disqualify a product otherwise compliant from being a "Restricted Streaming Product".

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"SALE," "SELL" and other similar terms, when used in connection with the marketing and distribution of the Supplier Product shall mean the granting of a license or sublicense and shall not be deemed for any purpose to mean a transfer of title or other rights of ownership to the Supplier Product, other than the rights to copy and use as specifically set out in this Agreement.

"SOURCE CODE" means the human-readable form of programming code and related System Documentation, including all comments and any procedural language. Source Code does not include End User Documentation.

"SPECIFICATIONS" mean specifications for the Supplier Product API necessary to ensure effective integration with the Restricted Streaming Products and as set forth in Exhibit B

"SUBSIDIARY" of an entity means a corporation, company or other entity (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are; or (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest (representing the right to make decisions for such corporation, company or other entity) is; in each of (a) and (b) now or hereafter, owned or controlled, directly or indirectly, by the entity in question, as the case may be, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

"SUPPLIER PRODUCT" means the Supplier's product identified in Exhibit A that Media 100 is authorized to sublicense, market and sell under this Agreement, including each of the Deliverables, if any.

"SUPPLIER RELATED PARTY" means Supplier and Supplier's subsidiaries, Affiliates, directors, officers, employees, agents and Contractors.

"SUPPLIER" means the company identified as such on the signature page to this Agreement.

"SUPPORT SPECIFICATIONS" means the items set forth in Exhibit C.

"TERM" means the term of this Agreement, as it may be extended or earlier terminated in accordance with Section 10.

2.       DELIVERY OF DELIVERABLES; ACCEPTANCE.

(a) DELIVERABLES. To the extent the Supplier Product or any part thereof is an existing product, then Supplier will deliver to Media 100 such existing materials in connection with the execution of this Agreement, and each Update thereto immediately upon such materials being released by Supplier, and Media 100 will make any payment specified in respect thereto as indicated in Exhibit A. These deliverables will be in object code form only. Despite the foregoing and except as provided by separate agreement, Major

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Updates will not be supplied by Supplier after May 31, 2003 and no Updates will be delivered after Supplier terminates its general distribution of the Supplier Product.

To the extent the Supplier Product consists of Deliverables to be created under this Agreement, Supplier will deliver to Media 100 the Deliverables in accordance with due dates for each set forth on the Milestone Schedule. Upon acceptance of each Deliverable pursuant to the provisions of this Section 2, Media 100 will make the payment specified on the Exhibit B - Milestone Schedule. These deliverables will be in object code form only.

Supplier agrees that it will provide the Applications Programming Interface for the Supplier Product by delivery to Media 100 of the Applications Programming Interface Items together with such Supplier Product, and thereafter promptly following any changes made thereafter to such items.

(b) CREATION OF MILESTONE SCHEDULE. As of the date of execution of this Agreement, Exhibit B - Milestone Schedule and Exhibit C -- specifications of API, are not completed. The parties will use all reasonable efforts to complete Exhibits B and C and attach them hereto as promptly as possible. In general, the parties expect that an alpha release of the API will be available in February 2000 and that the commercial release version of such product will be available no later than the anniversary of this Agreement.

(c) ENGINEERING SUPPORT FOR DEVELOPMENT. Supplier will make available sufficient internal engineering support from its organization to ensure that the Supplier Product is commercially viable from a technical point of view, it being understood that the foregoing does not obligate Supplier to hire personnel not then employed at the Supplier, and is only a statement of allocation of resources, not a representation or promise that the Supplier Product will in fact be commercially viable. Appropriate Media100 engineering personnel will reasonably cooperate with Supplier's personnel.

(d) REVIEW. Media 100 may conduct periodic reviews, including reviews at Supplier's premises to take place at a mutually convenient time, of the Supplier Product. At Media 100's reasonable request, Supplier will provide Media 100 with written reports regarding its work on the Supplier Product and with copies of any work in progress and related materials.

(e)      CHANGES TO THE SPECIFICATIONS.

         (i) Additional Specifications for the API may be agreed upon by the parties until Media 100's final acceptance of the Supplier Product. Media 100 acknowledges that significant changes to the Specifications may result in a change in the delivery time table.

         (ii) If any such modification of the Specifications by Media 100 does require Supplier's expenditure of significantly more time and effort, additional fees must be agreed upon in writing by the parties prior to implementation of modifications.

(f)      ACCEPTANCE OF SUPPLIER PRODUCT.

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         (i)      Delivery will occur when Supplier delivers a testable
         Deliverable to Media 100 accompanied by a written statement listing the items delivered and stating that they are ready for Media 100's acceptance testing. Delivery of software will be via electronic transmission only, unless Media 100 gives Supplier written notice that such a Deliverable is to be delivered via another medium. Media 100, with the assistance of Supplier if requested by Media 100, will examine and test each Deliverable upon delivery to determine whether the Deliverable conforms to the Acceptance Criteria for the Deliverable. Within thirty (30) calendar days or such other number of days specified in the applicable Acceptance Criteria after such delivery, Media 100 will provide Supplier with written acceptance of such Deliverable or a specific and objective statement of Errors to be corrected prior to the next Milestone.

         (ii) Supplier will correct the Errors in any Deliverable set forth in the statement of Errors and redeliver the Deliverable to Media 100 within thirty (30) calendar days or such other number of days specified in the applicable Acceptance Criteria after receipt of the statement of Errors, and Media 100 will within fourteen (14) calendar days after such redelivery provide Supplier with written acceptance or another statement of Errors. The procedure set forth in this clause (ii) will be repeated until Media 100 accepts the Deliverable.

         (iii) If Media 100 fails to give a statement of Errors within the specified time, Media 100 will be deemed to have accepted the Deliverables as of the expiration of such specified time; provided that such acceptance shall not affect the Supplier's obligation hereunder to correct any Errors after such acceptance.

(g) APPLICATIONS PROGRAMMING INTERFACE; SUPPLYING SOURCE CODE. Supplier agrees that the Applications Programming Interface Items to be delivered to Media 100 are intended to be used for, among other things, extension of the user interface functionality of Supplier Products by Media 100 without the use of Source Code of the Supplier Products, and Supplier has and will in creating such Applications Programming Interface's do so taking into account the need to facilitate such use. It is the Supplier's intention that the creation of such Applications Programming Interface will give Media 100 the same capability to extend user interface functionality as the Supplier has.

In the event the Applications Programming Interface, as so supplied, fails to permit a reasonably skilled programmer the ability to do so, or if the parties otherwise agree it is appropriate for Supplier to provide Media 100 access to modules of Source Code to perform development work, the Supplier shall immediately give Media 100 access to those modules of Source Code necessary for Media 100 to perform such work, but only to the extent and for the time reasonably required for Media 100 to perform such work. Any modifications to Source Code made by Media 100 (but not the project developed by Media 100 using Source Code) shall belong to Supplier, and Media 100 shall convey any ownership rights it has in the modifications to the Source Code to Supplier.

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3.       GRANT OF LICENSES.

(a) LICENSE GRANT. Subject to the terms and conditions of this Agreement, Supplier grants to Media 100 a non-exclusive, worldwide, perpetual license to the Supplier Product: (i) to use, reproduce and distribute the Supplier Product and System Documentation internally within Media 100; (ii) to create or have created Derivative Works based upon or compatible with the Supplier Applications Programming Interface (whether Supplier Applications Programming Interface-compliant or not) with or without the use of code supplied by Supplier and to reproduce and distribute internally the Derivative Works in Source Code form or in Object Code form; (iii) to the extent Source Code is supplied pursuant to Section 2(g) or 3(c), to create or have created Derivative Works by modifying the Source Code of the Supplier Product and to reproduce and distribute internally the Derivative Works in Source Code form or in Object Code form; (iv) to create or have created Derivative Works by modifying the End User Documentation of the Supplier Product and to reproduce and distribute internally such Derivative Works in any form; (v) to distribute externally to End Users, either directly or through distributors, but only in bundled form with Restricted Streaming Products, copies in Object Code form only of the Supplier Product or Derivative Works and copies in any form of the End User Documentation or any Derivative Works of the End User Documentation, such distribution shall be in accordance with Media 100's standard software distribution license agreement for a particular channel of distribution; and (vi) to exercise all rights to the Supplier Product with regard to pictorial, graphic or audio/visual works, including icons, screens, music and characters, that are created as a result of execution of any code or any Derivative Work thereof in accordance with the granted license

(b) PROPRIETARY NATURE OF PRODUCTS AND OWNERSHIP. No title to or ownership of software licensed under this Agreement or proprietary technology in hardware acquired under this Agreement is transferred to Media 100. Notwithstanding any provision of this Agreement to the contrary, Supplier, or the licensor through which Supplier obtained the rights to distribute the Supplier Product, owns and retains all title and ownership of all intellectual property rights in the Supplier Product, including all software, firmware, software master diskettes, copies of software, master diskettes, documentation and related materials that are acquired, produced or shipped by Supplier under this Agreement, and all modifications to and derivative works of software acquired under this Agreement that are made by Supplier or any third party (other than on behalf of Media 100). Supplier does not transfer any portion of such title and ownership, or any of the associated goodwill, to Media 100. Supplier shall own all Derivative Works of the Supplier Product produced or created by or on behalf of Media 100 provided that Supplier shall have no rights independently to market or sublicense any Derivative Works created by Media 100 without Media 100's prior written approval. Media 100 shall have rights to use such Derivative Works subject to the terms and conditions of this Agreement.

(c) ACCESS TO SOURCE CODE. Supplier agrees to execute a standard software escrow agreement (the "Escrow Agreement") supplied by an escrow agent selected by Media 100 and reasonably acceptable to Supplier (the "Escrow Agent"), and in connection therewith Supplier agrees that from time to time upon request of Media 100, Supplier shall deposit

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in escrow with the Escrow Agent the latest versions of all intellectual property, as defined in section 101 of Title 11 of the United States Code, with respect to those portions of the software and other technology incorporated in the Supplier Product and reasonably relevant to the implementation of this Agreement (the "Technology") including without limitation all Source Code, designs, patents and Documentation ("Supplier Product Materials"), to be made available to Media 100 upon the conditions set forth in this Section. Media 100 will pay the Escrow Agent's charges.

Regardless of whether "Source Code Escrowed" is indicated on Exhibit A and regardless of whether this license is identified in Exhibit A as including the right to Source Code, in the event that a trustee in bankruptcy is appointed for Supplier, then unless and until such trustee has rejected this Agreement, the trustee shall, at the written request of Media 100, (i) continue to perform all of the obligations of Supplier under this Agreement, or (ii) promptly deliver to Media 100 the Technology, including all Supplier Product Materials held by the trustee, including any embodiment of such intellectual property to the extent protected by applicable nonbankruptcy law, and in either case not interfere with the rights of Media 100 to use such intellectual property (including such embodiment) as provided in this Agreement or any agreement supplementary hereto, including any right to obtain such intellectual property or such embodiment from any Escrow Agent under an Escrow Agreement.

Regardless of whether "Source Code Escrowed" is indicated on Exhibit A and regardless of whether this license is identified in Exhibit A as including the right to Source Code, if the trustee rejects this Agreement, and Media 100 elects under section 365(n)(1)(B) of Title 11 of the United States Code to retain its rights under this Agreement, the trustee shall promptly deliver to Media 100 all intellectual property, as defined in section 101 of Title 11 of the United States Code, with respect to the Technology, including all Supplier Product Materials held by the trustee, including any embodiment of such intellectual property to the extent protected by applicable nonbankruptcy law, and not interfere with the rights of Media 100 to use such intellectual property (including such embodiment) under this Agreement or any agreement supplementary hereto, including any right to obtain such intellectual property or such embodiment from any Escrow Agent under any Escrow Agreement.

4.       SUPPORT, MARKETING AND DISTRIBUTION.

(a) MAINTENANCE AND SUPPORT. Supplier shall provide Media 100 with maintenance and support according to the terms and conditions specified in Exhibit D.

(b) NONEXCLUSIVITY; NO MARKETING OBLIGATION. Media 100 understands that Supplier reserves the right to directly license and sell the Supplier Product and to appoint other OEM's, distributors and resellers without restriction as to number or location. Supplier understands that Media 100 has no obligation to incorporate, bundle or market the Supplier Product with or into any Media 100 products, or otherwise, unless Media 100 believes in its sole discretion that such action is desirable from the Media 100's perspective.

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(c)      USE OF AUTHORIZED OEM TITLE. During the term of this Agreement,
Media 100 may refer to itself and Supplier may refer to Media 100, in connection with exercising its rights under this Agreement, as a Supplier "Authorized OEM".

(d) PUBLIC ANNOUNCEMENTS AND PROMOTIONAL MATERIALS. Supplier and Media 100 shall cooperate with each other so that each party may issue a press release other than as a customer reference concerning this Agreement, provided that each party must approve such press release prior to its release.

(e) SOFTWARE. When marketing products incorporating the Supplier Product, Media 100 agrees to exercise commercially reasonable efforts (and no less effort than expended with respect to its own products) to ensure that each End User receiving the products or services through Media 100 or Media 100's lines of distribution understands and agrees to be bound by a Media 100 standard Software License Agreement consistent with the line of distribution.

(f) USE OF SUPPLIER MARKS AND TRADE NAMES. Media 100 is authorized to use the Supplier Marks applicable to the Supplier Product in connection with its marketing of products or services incorporating the Supplier Product. Media 100 agrees not to alter, erase or overprint any notice provided by Supplier without the prior written consent of Supplier or affix any Supplier Marks. Media 100 recognizes Supplier's ownership and title to the Trade Names and Marks. Media 100 will abide by Supplier's generally applicable and reasonable usage guidelines established by Supplier from time to time.

5.       FEES AND PAYMENT.

(a) ROYALTY AND LICENSE FEES. As license fees for the rights herein granted, Media 100 shall pay to Supplier royalties on Media 100 sales and related licensing or sublicensing of Bundled Product at the rates and on the terms specified in Exhibit A hereto.

Media 100 is free to determine its own resale prices for the Bundled Product it is authorized to license and sell hereunder. Although Supplier may publish suggested list prices, these are suggestions only and not binding in any way.

Royalties shall accrue for a particular transaction in the Media 100 fiscal quarter in which Media 100 recognizes for its financial statement purposes the revenue for the shipment by Media 100 of the relevant quantity of the Bundled Product (to a distributor or end-user). Media 100 shall pay Supplier such license fees accrued during each such fiscal quarter, within forty-five
(45) days following the end of such fiscal quarter, and shall be accompanied by a report in reasonable detail showing the calculation of such fees. All payments shall be made in United States dollars. For sales for which Supplier would otherwise be entitled to a royalty on a non-dollar based amount, Media 100 will make payment to Supplier in U.S. Dollars based upon the exchange rate used in connection with preparing its internal financial statements with respect to such transaction. In no event shall Media 100 be responsible to protect the value of sums against currency fluctuation, effects of inflation, or other economic or monetary adjustment. The

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applicable fees for the products and services provided under this Agreement do not include any sales, use or similar taxes ("Taxes") payable on the part of the acquisition of the Supplier Product from Supplier. Such Taxes, if applicable and imposed on Supplier, shall be presented in a billing statement by Supplier to Media 100, and shall be payable by the Media 100 as specified herein; provided that Media 100 shall not be liable for any taxes based upon Supplier's net income or real or personal property owned by Supplier. Any payment to Supplier shall be net of any required withholding due to taxes under applicable law. Media 100 is responsible for Taxes resulting from its sales of Bundled Products to its customers.

(b) INTERNATIONAL SALES RESTRICTIONS. If any payment to Media 100 with respect to sales in any country is blocked or subject to restrictions by governmental authorities, royalties with respect to such sales may either be held in the blocking or restricting country (if permitted by local regulations) or may be removed from such country and paid to Supplier, subject to whatever restrictions, limitations and/or taxes may be imposed by the government of such country on receipts from the underlying sale. If the government of a country requires a reduction in the royalty rate set forth in this Agreement as a condition of approving the payment of royalties to Supplier, Supplier agrees to reduce such rate for that country so as to provide for the maximum royalty payment allowed by such government. When deemed reasonably necessary by Media 100, Supplier shall enter into separate agreements with affiliates of Media 100 for the purpose of facilitating the payment of royalties.

(c) RECORDS EXAMINATIONS. Media 100 agrees to allow Supplier to examine its records to determine compliance or noncompliance with this Agreement. Any examination will be conducted only by an authorized representative of Supplier, and will occur during regular business hours at Media 100's offices and will not interfere unreasonably with Media 100's business activities. Examinations will be made no more frequently than annually, and Supplier will give Media 100 fifteen (15) business days or more prior written notice of the date of the examination and the name of Supplier's authorized representative who will be conducting the examination. The audit will be conducted at Supplier's expense, unless the audit reveals an underpayment for the reviewed period of more than five percent, in which case the reasonable audit cost will be borne by Media 100. . All information obtained by Supplier's authorized representative conducting the audit will be maintained confidential by the representative. The examiner will give Media 100 and Supplier an examination report containing only the information necessary to indicate compliance or non-compliance with this Agreement. Underpayments will be promptly paid. All late payments will bear interest at the rate of one percent per month until paid.

6.       WARRANTIES.

(a) GENERAL. Supplier represents and warrants (i) that the Supplier Product being delivered to Media 100 is identical to that generally marketed by Supplier, except to the extent specifically agreed to between the parties; and (ii) it has and will have full and sufficient authority to assign or grant the rights and/or licenses granted in the Supplier Product pursuant to this Agreement.

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(b)      NO VIRUS. Supplier has taken reasonable steps to test the Supplier
Product for programming devices (e.g., viruses, key locks (including, without limitation, that control the number of users), backdoors, etc.) that would
(i) disrupt the use of the Supplier Product or any system, device or software to which the Supplier Product is interfaced or other computer equipment with which such equipment communicates; (ii) destroy or damage data or make data inaccessible or delayed, except for file and purge routines necessary to the routine functioning of the Supplier Product; or (iii) permit Supplier personnel, agents or subcontractors access to any portion of the Supplier Product other than as necessary to carry out the terms of this Agreement. Supplier agrees to use programming practices and security procedures to avoid insertion of such devices and to scan for viruses before sending any media containing programming code to Customer.

(c) NO EXPORT RESTRICTION. Supplier further represents and warrants that to its knowledge, except as disclosed to Media 100 the Supplier Product does not contain cryptographic code or any other code that would subject it any United States export license restrictions.

THE WARRANTIES DESCRIBED IN THIS SECTION 6 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

7.       INDEMNIFICATION.

(a) INDEMNIFICATION. Supplier will indemnify, defend and hold Media 100, its affiliates and, subsidiaries, and its and their respective directors, officers, employees and agents (collectively, "Media 100 Persons") harmless from any and all damages, liabilities, costs and expenses incurred by any Media 100 Person as a result of any claim, judgment or adjudication against Media 100 Person that alleges that the Supplier Product, Trade Names or the Marks infringe any trademark, copyright, patent or trade secret rights of any third party. Media 100 shall promptly notify Supplier in writing of any claim for which it seeks indemnification, provided the failure or delay in doing so shall not relieve Supplier from any obligation to indemnify any Media 100 Person except to the extent such delay or failure materially prejudices the defense of any such claim. Supplier will have control of the defense of any action and all negotiations for settlement and compromise, but shall not make any settlement binding on any Media 100 Person without Media 100's consent except if such settlement provides a complete and absolute release of such person. Media 100 shall provide Supplier with reasonable assistance and information necessary to perform the above, with Supplier to be responsible for any out-of-pocket expenses of any Media 100 Person in providing such assistance. If any Media 100 Person desires to have separate legal representation in any such action, such Media 100 Person shall be responsible for the costs and fees of its separate counsel.

(b) LIMITATION ON INDEMNIFICATION. Supplier shall have no liability for infringement to the extent based on (i) modification of the Products by Media 100 or to Media 100's specifications, or (ii) the combination or use of the Supplier Product with any other computer program, equipment, product, device, item or process to the extent (A) such

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program, equipment, product, device or process is not furnished by Supplier and (B) such infringement would have been avoided by the use of the Supplier Product alone and in its unmodified form. Moreover, Supplier shall have no liability for infringement, unless it knew or should have known of the infringement on the date of this Agreement or any significant amendment thereto and had not previously disclosed the possibility of such infringement to Media100 in writing specifying either the specific technology, algorithm, standard or similar item which is anticipated to be the source of infringement, or the party from which infringement is reasonably expected.

8.       CONFIDENTIAL INFORMATION.

(a) RESTRICTION ON USE. Each party and its Related Persons shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as contemplated under this Agreement, and each party and its Related Persons shall not disclose such Confidential Information to any third party except as may be reasonably required in connection with the manufacture, use, sale or distribution of products pursuant to this Agreement, and subject to confidentiality obligations at least as protective as those set forth in this Agreement. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of confidential information of like importance to the disclosing party to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement.

(b) EXCEPTIONS. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which

     (i) was in the public domain at the time it was disclosed or enters the public domain without violation of this Agreement by the receiver;

     (ii)was known to the receiver, without restriction, at the time of the disclosure as shown by the files of the receiver in existence at the time of disclosure;

     (iii)is disclosed with the prior written approval of the discloser;

     (iv)was independently developed by the receiver without any use of the Confidential Information and by employees or other agents of (or Contractors hired by) the receiver who have not been exposed to the Confidential Information;

     (v) becomes known to the receiver, without restriction, from a third party without breach of this Agreement by the receiver and otherwise not in violation of the discloser's rights;

     (vi)is disclosed to third parties by the discloser, intentionally without restrictions similar to those contained in this Agreement;

     (vii) to the extent disclosed in accordance with the order or requirement of a court, administrative agency, or other governmental body, provided, however, that the receiver shall provide prompt notice thereof to enable the discloser to seek a protective order or otherwise prevent such disclosure; or

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     (viii) is inherently disclosed in the use, lease, sale or other distribution of, or publicly available supporting documentation for, any present or future product or service by or for the receiving party or any of its Subsidiaries as otherwise permitted in this Agreement.

(c)      TERMINATION OF OBLIGATIONS.

The parties' obligations under this Section with respect to nontechnical sales, marketing and financial Confidential Information terminate three (3) years from the end of the Term, if not terminated earlier pursuant to Section 8(b). The parties' obligations with respect to all technical Confidential Information shall be terminated only pursuant to Section 8(b).

9.       LIMITATION OF REMEDIES.

(a) LIMITATIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SUPPLIER NOR MEDIA 100 WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) SUSTAINED OR INCURRED IN CONNECTION WITH THIS AGREEMENT AND THE SUPPLIER PRODUCT THAT IS SUBJECT TO THIS AGREEMENT REGARDLESS OF THE FORM OF ACTION AND WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE. Supplier's liability to Media 100 under this Agreement shall not exceed the greater of amounts paid by Media 100 to Supplier under this Agreement. Media 100's liability to Supplier under this Agreement shall not exceed the amounts payable by Media 100 to Supplier under Section 5.

(b) EXCEPTIONS. The limitation set forth in subsection (a) above do not apply to any payment under Section 7; to breach of Section 8; to claims by either party for personal injury or damage to real property or tangible personal property caused by other's negligence; or in the case of fraud.

10.      TERM; TERMINATION.

(a) TERM. This Agreement shall commence on the date it is executed by an authorized Supplier signatory and continue until terminated in accordance with its terms.

(b) TERMINATION FOR CAUSE. Either party may terminate this Agreement for the substantial breach by the other party of a material term. The terminating party will first give the other party written notice of the breach and a reasonable period of at least sixty (60) days in which to cure the alleged breach. If a cure is not achieved during the cure period, then the non-breaching party may terminate this Agreement upon written notice.

(c) INSOLVENCY, ASSIGNMENT, OR BANKRUPTCY. Either party may terminate this Agreement upon written notice to the other party if the other party (i) is not paying its debts as such debts generally become due, (ii) becomes insolvent, (iii) files or has filed against it a petition (or other document) under any Bankruptcy Law or similar law that is unresolved within sixty (60) days of the filing of such petition (or document), (iv) proposes any dissolution, liquidation, composition, financial reorganization or

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recapitalization with creditors, (v) makes a general assignment or trust mortgage for the benefit of creditors, or (vi) if a receiver, trustee, custodian or similar agent is appointed or takes possession of any of its property or business.

(d) TERMINATION BY MEDIA 100 FOR CONVENIENCE. Media 100 may terminate this Agreement for its convenience at any time, for any reason or for no reason, by giving Supplier written notice of termination prior to the beginning of the next Media 100 fiscal quarter. Termination will become effective upon receipt of such notice by Supplier.

(e) EFFECT OF TERMINATION ON OBLIGATIONS. Termination of this Agreement will not affect any pre-termination obligations of either party under this Agreement, and any termination is without prejudice to the enforcement of any undischarged obligations existing at the time of termination. Within thirty
(30) calendar days after termination of this Agreement, Media 100 shall either deliver to Supplier or destroy all copies of the Supplier Product and Documentation and any other materials provided by Supplier to Media 100 hereunder in its possession or under its control, and shall furnish to Supplier an affidavit signed by an officer of Media 100 certifying that, to the best of its knowledge, such delivery or destruction has been fully effected. Notwithstanding the foregoing, (i) all licenses to the Bundled Product granted prior to termination to End Users by or on behalf of Media 100 and in connection with products incorporating the Supplier Product shall survive any termination of the Agreement, and in particular, it is agreed that upon the termination of the Agreement for any reason, such termination shall not abridge or diminish in any way the rights of existing End Users to the licensed use and enjoyment of any product utilizing or incorporating the Supplier Product or any Derivative Work already distributed in accordance with the Agreement prior to its termination; and (ii) for a period of up to one year after the date of the termination of this Agreement Media 100 may continue, subject to payment of amounts which may be due as of the date of such termination and at any time thereafter, to sell the Bundled Product and grant End User licenses to in connection therewith, under the provisions of this Agreement solely to (A) work off existing inventory, (B) fulfill contract commitments existing at the date of termination, or (C) satisfy binding quotations in effect at the date of termination, and may thereafter retain such rights as are necessary to support users at the release level existing at the time of termination.

Upon termination, Media 100's sole monetary obligation arising out of termination will be to pay Supplier the fees set forth in Exhibit A of this Agreement.

11.      GENERAL PROVISIONS.

(a) FORCE MAJEURE. If either party is prevented from performing any portion of this Agreement (except the payment of money) by causes beyond its control, including labor disputes, civil commotion, war, governmental regulations or controls, casualty, inability to obtain materials or services or acts of God, such defaulting party will be excused from performance for the period of the delay and for a reasonable time thereafter.

(b) CHOICE OF LAW; JURISDICTION. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the laws of the State of

California applicable to contracts executed in and performed entirely within such State, without reference to any choice of law principles of such State. With respect to any suit, action or other proceeding arising out of this Agreement, or any other transaction contemplated thereby, the parties hereto expressly waive any right they may have to a jury trial and agree that any proceeding hereunder shall be tried by a judge without a jury. Each party acknowledges that injunctive relief is an appropriate remedy for a breach of Sections 3, 8 or 11. The parties agree to non-exclusive personal jurisdiction and venue of the United States District Court for Massachusetts (and any Massachusetts State Court) and the United States District Court for the Northern District of California (and any California State Court in Santa Clara County) for that purpose.

(c) SURVIVAL OF TERMS. The provisions of this Agreement that by their nature extend beyond the termination of this Agreement will survive and remain in effect until all obligations are satisfied. Confidentiality provisions of Section 8 shall remain in effect until the Confidential Information is no longer Confidential.

(d) ENTIRE AGREEMENT. This Agreement, including the following Exhibits, constitutes the entire Agreement between the parties pertaining to the subject matter and supersedes all prior agreements and understandings between the parties, written or oral, with respect to such subject matter. No representations or statements of any kind made by any representative of either party which are not stated in this Agreement or other substantially contemporaneous written agreements between the parties shall be binding on such party. No course of dealing or course of performance shall be relevant to explain or supplement any term expressed in this contract. In the event of any conflict between this Agreement and any purchase order or acknowledgment, this Agreement shall take precedence over any written or typed instructions in a written or electronic purchase order or acknowledgment. References to Sections without decimals (such as "Section 2") shall include all sections numbered with decimals in such Section (i.e. Section 2.1, 2.2, etc.). The pre-printed provisions of any written or electronic purchase order or acknowledgment shall be void and of no effect. This Agreement shall be valid when signed by authorized officers of both parties. The parties agree that this Agreement, together with any appendices, addenda or exhibits attached hereto, may be amended from time to time in writing by mutual agreement of the parties. No party shall be bound by any change, alteration, amendment, modification or attempted waiver of any of the provisions of this Agreement unless in writing and signed by an authorized officer of the party against whom it is sought to be enforced.

(e)      ASSIGNMENT.

     (i) The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, executors and administrators, as the case may be; provided that neither party may assign or delegate its obligations under this Agreement either in whole or in part, expressly or by operation of law, without the prior written consent of the other, except that each party may assign this Agreement (A) to any Subsidiary or company of which it is a Subsidiary so long as it remains responsible for such Subsidiary's performance or (B) to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets to which this Agreement pertains, by purchase of stock, assets, merger, reorganization or otherwise, and which has assumed in writing or by operation of law its obligations under this Agreement. Any attempted assignment in violation of the provisions of this Section will be void.

     (ii) All rights and licenses granted to a party under this Agreement shall apply to that party's Subsidiaries so long as such Subsidiaries agree to comply fully with the obligations imposed on that party by this Agreement and so long as such Subsidiary continues to be a Subsidiary of a party. Each party shall remain fully liable for the actions and omissions of its Subsidiaries relative to rights granted under this Section 11(f).

(f) NOTICE. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party pursuant to this Agreement will be in writing (and shall be deemed to have been duly given upon receipt), will reference this Agreement and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by express courier or hand delivery or facsimile transmission, addressed to the address below the party's name on the signature page of this Agreement. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger or courier being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

(g) SEVERABILITY. If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions will continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated. The parties further agree to substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision.

(h) INDEPENDENT CONTRACTORS. Each party acknowledges that the parties to this Agreement are independent contractors and that it will not, except in accordance with this Agreement, represent itself as an agent or legal representative of the other.

(i) EXPORT CONTROL. Each party agrees that it will comply with the provisions of United States laws restricting export of any software, technical data or other information or materials, including without limitation the United States Export Administration Act and regulations thereunder, and will not export any software, technical data or other information or materials to any country in violation thereof. This clause shall survive termination or cancellation of this Agreement.

(j) HEADINGS. The headings provided in this Agreement are for convenience only and will not be used in interpreting or construing this Agreement.

(j) NONSOLICITATION. During the term of this Agreement and for one year thereafter, (i) neither party shall solicit the employees or contractors of the other for employment or consulting and shall promptly advise the other if approached by same for such purposes; and (ii) Media100 agrees not to distribute the Bundled Products through any distributor of Supplier's as of the date of this Agreement without Supplier's prior written approval, which approval will not be unreasonably withheld..

(k) ATTORNEYS' FEES. In the event of any dispute in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' and experts' charges, in addition to such other relief as the court may award.

Executed as of the date first above written.

SUPPLIER:                                 Media 100:
DIGITAL ORIGIN, INC.                      MEDIA 100 INC.

By                                        By
  -------------------------------           -------------------------------
Name:                                       Name:
  Title:                                    Title:
  Address:  460 East Middlefield Road       Address: 290 Donald Lynch Boulevard
            Mountain View CA 94043                   Marlboro, MA 01752-4748

                                    EXHIBIT A
                           SUPPLIER PRODUCT, ROYALTIES

1. SUPPLIER PRODUCT: The Agreement to which this is appended applies to the following Supplier Product:

                  a. IntroDV 1.0 For Windows, Software Only Version. The Digital Origin Software content of retail SKU 0752 (see company website for complete description). Specifically excludes all other bundled products from DO or third parties, specifically excluded hardware, cables, and other miscellaneous contained in that SKU.

2. ROYALTY/LICENSE FEES:

                  a.       DEVELOPMENT PAYMENTS

                  Payment of $500,000 upon the earlier to occur of February 1, 2000 and Acceptance of all Deliverables of the Supplier Product (in accordance with Exhibit B).

                  b.       ONGOING ROYALTIES

                  1. Payment of $250,000 advance pre-paid royalty upon execution of this Agreement, considered to be the minimum royalty payment for the quarter ending February 29, 2000.

                  2. Royalty of 5% of Net Sales of Bundled Product each quarter. Net Sales means gross receipts from the license or sale of the Bundled Products less applicable sales and use taxes, shipping, insurance and reasonable returns.

                  3. Cumulative minimum payment of $250,000 per quarter for the first 14 quarters of the Agreement, such last payment being for the quarter ended May 31, 2003. "Cumulative" means that if in a particular quarter, (a) the cumulative payments under this Agreement under clause (1) and (2) in previous quarters, plus the amount to be paid based on the foregoing 5% royalty, is less than (b) $250,000 multiplied by the total number of elapsed quarters, then the payment due in such quarter is such difference, up to $250,000.) The $500,000 payment made pursuant to clause (a) shall not be considered in making the calculation of "cumulative", but shall be treated as an advance against royalties for the payments for the quarters ended August 31, 2003, and November 30, 2003 payments under clause (b), such that only to the extent the 5% royalty set for in clause (b) above exceeds such amount would Media 100 be obligated to make payments under clause (b) above for such quarters.

(Note: because of the $250,000 payment on execution, no further minimum royalty payment is due for the quarter ended February 29, 2000; payment with respect to such quarter shall only be made if the amount payable under the 5% royalty exceeds that amount.).

                  C.       TREATMENT OF TERMINATION


                  1. In the event of termination of the Agreement prior to February 28, 2001 by Media 100 for cause or convenience pursuant to
Section 10, the $500,000 payment made pursuant to clause (a) above shall be promptly refunded by Supplier to Media 100 by March 15, 2001. However, payments made under clause (b) above shall not be refundable.

                  2. In the event of termination of the Agreement by Media 100 pursuant to Section 10 prior to the end of a quarter which quarter is after the quarter ended February 28, 2001, Media 100 shall pay to Supplier in accordance with the Agreement the payment for such quarter in accordance with the provisions of (b) above. If Media 100 terminates the Agreement in or prior to the quarter ended February 28, 2001, or if, pursuant to Section
10(e) above, Media 100 shall provide residual post-termination copies of materials in a quarter following any quarter in which the Agreement is terminated, it shall pay to Supplier solely the 5% royalty specified in clause (b)(2) above with respect to such sales, without any obligation of a minimum royalty. For avoidance of doubt, in no case will Media 100 have liability for any minimum royalties following termination of the Agreement other than as specifically stated in the first sentence of this clause (c)(2).

                                    EXHIBIT B
                               MILESTONES SCHEDULE

       [to be completed after execution, in accordance with Section 2(b)]

                     DESCRIPTION OF MILESTONE                  DUE DATE

                                    EXHIBIT C
                             PRODUCT SPECIFICATIONS

       [to be completed after execution, in accordance with Section 2(b)]

                                    EXHIBIT D
                             MAINTENANCE AND SUPPORT

Supplier shall not be responsible for first-level support (i.e., direct support of customer questions) of products incorporating the Supplier Product. However, during the term of this Agreement, and for a period of one
(1) year thereafter but not longer than Supplier provides general support for the Supplier Product or if Supplier terminates the Agreement pursuant to
Section 10(b), Supplier shall provide to Media 100 second level support services, consistent with the support obligations described below with respect to the Supplier Product including, without limitation, identification of defective Source Code and Object Code and providing corrections, Workarounds and/or patches to correct defects or errors in such Code. During the term of this Agreement and for one year thereafter, Media 100 shall provide first-level customer support of products incorporating the Supplier Product on the same basis as the Restricted Streaming Products or other comparable products that do not incorporate the Supplier Product.

TECHNICAL SUPPORT. While obligated to provide second level support as provided above, in addition to the second level support services described above, (i) Supplier shall appoint a technical contact to whom Media 100 may address all technical questions relating to Supplier technologies; (ii) the parties shall determine a mutually acceptable procedure by which Media 100 shall direct its technical questions to the appropriate Supplier technical contact; and (iii) Supplier shall promptly answer all technical questions asked by Media 100 relative to the Supplier Product.

TRAINING OF MEDIA 100. Supplier shall provide training of up to two members of Media 100's technical and marketing staff on the following topics:
IntroDV. Training of Media 100 personnel will be provided by Supplier at Mountain View CA or other mutually agreeable location. The training duration is estimated at 2 days. Media 100 is responsible for Media 100 personnel's out of pocket expenses including travel, room and board. Supplier is responsible for the facilities, training materials and equipment.

There are no tuition charges. The course will be scheduled at a mutually agreed upon time.

UPGRADES, UPDATES, ERROR CORRECTIONS AND ENHANCEMENTS. Supplier will include Media 100 in its alpha programs for any Updates to the technology underlying the Supplier Product (the "Technology") released during the term of this Agreement, and will provide Media 100 with the production version of such upgrades, subject to Section 2(a) of the Agreement. Beta testing will be managed by Media 100, with support from Supplier. Media 100 may, but is not required to, incorporate any such Updates in a product.

To enable Media 100 to provide standard support, while Supplier provides second level support as provided above, Supplier shall provide to Media 100, at no cost, all pertinent System Documentation for the Supplier Product and any new releases thereof which is reasonably necessary for the purpose of providing standard software support for the Supplier Product. Supplier shall also provide to Media 100, at no cost and on an as needed basis, timely qualified technical support by phone during Supplier's Business

Hours to answer questions from a designated Media 100 representative consistent with the following support obligations. Errors may be reported, on a 24 hours per day, 365 day per year basis, by electronic mail, voice mail, fax or telephonic recording capability.

While Supplier is obligated to provide second level support as provided above, Supplier will use reasonable commercial efforts to resolve each significant Error by providing either a reasonable work around, an object code patch, or a specific action plan for how Supplier will address the problem and an estimate of how long it will take to rectify the defect. Notwithstanding the foregoing, Supplier has no obligation to perform services in connection with (i) Errors resolution from hardware or software not supplied by Supplier or (ii) which occur in the Supplier Product release which is not the then-current release.